SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1) *

                                  Emageon, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    29076V109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 21, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]   Rule 13d-1(b)

      [X]   Rule 13d-1(c)

      [_]   Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29076V109
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Capital, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        857,084
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     857,084
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      857,084
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29076V109
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Partners, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29076V109
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Special Situations Fund, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        857,084
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     857,084
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      857,084
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29076V109
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Management Company, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,570,916
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     1,570,916
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,570,916
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.34%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29076V109
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield International Limited
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29076V109
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Deerfield Special Situations Fund International Limited
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,570,916
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     1,570,916
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,570,916
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.34%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29076V109
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      James E. Flynn
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        2,428,000
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     2,428,000
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,428,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.35%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   29076V109
            ---------------------

Item 1(a).  Name of Issuer:

            Emageon, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1200 Corporate Drive
            Suite 200
            Birmingham, Alabama 35242
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield International Limited, Deerfield Special Situations Fund International Limited
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P. Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017 Deerfield International Limited, Deerfield Special Situations International Limited c/o Bisys Management, Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, British Virgin Islands
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Mr. Flynn - United States citizen
            Deerfield Capital, L.P., Deerfield Partners, L.P. and Deerfield Special Situations Fund, L.P. - Delaware limited partnerships Deerfield Management Company, L.P. - New York limited partnership Deerfield International Limited and Deerfield Special Situations International Limited - British Virgin Islands corporations
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            29076V109
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   [_] Broker or dealer registered under Section 15 of the Exchange
                Act.
      (b)   [_] Bank as defined in Section 3(a)(6) of the Exchange Act.
      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
      (d) [_] Investment company registered under Section 8 of the Investment Company Act.
      (e)   [_] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);
      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
      (j)   [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Deerfield Capital, L.P. - 857,084 shares
         Deerfield Partners, L.P. - 0 shares
         Deerfield Special Situations Fund, L.P. - 857,084 shares
         Deerfield Management Company, L.P. - 1,570,916 shares
         Deerfield International Limited - 0 shares
         Deerfield Special Situations International Limited - 1,570,916 shares James E. Flynn - 2,428,000 shares
         -----------------------------------------------------------------------

     (b) Percent of class:

         Deerfield Capital, L.P. - 4.0%
         Deerfield Partners, L.P. - 0%
         Deerfield Special Situations Fund, L.P. - 4.0%
         Deerfield Management Company, L.P. - 7.34%
         Deerfield International Limited - 0%
         Deerfield Special Situations International Limited - 7.34%
         James E. Flynn - 11.35%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote     All Reporting
                                                             Persons - 0
                                                             -------------------

          (ii)  Shared power to vote or to direct the vote   Deerfield Capital,
                                                             L.P. - 857,084
                                                             Deerfield Partners,
                                                             L.P. - 0
                                                             Deerfield Special
                                                             Situations Fund,
                                                             L.P. - 857,084
                                                             Deerfield
                                                             Management Company,
                                                             L.P. - 1,570,916
                                                             Deerfield
                                                             International
                                                             Limited - 0
                                                             Deerfield Special
                                                             Situations Fund
                                                             International
                                                             Limited - 1,570,916
                                                             James E. Flynn -
                                                             2,428,000
                                                             -------------------

          (iii) Sole power to dispose or to direct the
                disposition of                               All Reporting
                                                             Persons - 0
                                                             -------------------

          (ii)  Shared power to vote or to direct the vote   Deerfield Capital,
                                                             L.P. - 857,084
                                                             Deerfield Partners,
                                                             L.P. - 0
                                                             Deerfield Special
                                                             Situations Fund,
                                                             L.P. - 857,084
                                                             Deerfield
                                                             Management Company,
                                                             L.P. - 1,570,916
                                                             Deerfield
                                                             International
                                                             Limited - 0
                                                             Deerfield Special
                                                             Situations Fund
                                                             International
                                                             Limited - 1,570,916
                                                             James E. Flynn -
                                                             2,428,000

                                                             -------------------

Item 5.  Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

*On November 21, 2007, two of the reporting persons hereunder, Deerfield Partners, L.P. & Deerfield International Limited, ceased to be beneficial owners of any shares of Common Stock of the Issuer.
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

      If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         See Exhibit B
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A
         -----------------------------------------------------------------------

Item 10. Certifications.

      "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DEERFIELD CAPITAL, L.P.

By: J.E. Flynn Capital LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


DEERFIELD PARTNERS, L.P.

By: Deerfield Capital, L.P.

By: J.E. Flynn Capital LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By: Deerfield Capital, L.P.

By: J.E. Flynn Capital LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


DEERFIELD MANAGEMENT COMPANY, L.P.

By: Flynn Management LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


DEERFIELD INTERNATIONAL LIMITED

By: Deerfield Management Company

By: Flynn Management LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By: Deerfield Management Company

By: Flynn Management LLC,
    General Partner

By: /s/ Darren Levine
    -----------------------------------
    Darren Levine, Attorney-In-Fact


JAMES E. FLYNN

/s/ Darren Levine
---------------------------------------
Darren Levine, Attorney-In-Fact

Date: November  , 2007

Exhibit List

Exhibit A. Joint Filing Agreement.

Exhibit B. Item 8 Statement.

Exhibit C. Power of Attorney

                                    Exhibit A

                                    Agreement

      The undersigned agree that this Schedule 13G, and all further amendments thereto, relating to the Common Stock of Emageon, Inc. shall be filed on behalf of the undersigned.

DEERFIELD CAPITAL, L.P.

By: J.E. Flynn Capital LLC,
    General Partner

By: /s/ James E. Flynn
    -------------------------------------
    James E. Flynn, Managing Member


DEERFIELD PARTNERS, L.P.

By: Deerfield Capital, L.P.

By: J.E. Flynn Capital LLC,
    General Partner

By: /s/ James E. Flynn
    -------------------------------------
    James E. Flynn, Managing Member


DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By: Deerfield Capital, L.P.

By: J.E. Flynn Capital LLC,
    General Partner

By: /s/ James E. Flynn
    -------------------------------------
    James E. Flynn, Managing Member


DEERFIELD MANAGEMENT COMPANY

By: Flynn Management LLC
    General Partner

By: /s/ James E. Flynn
    -------------------------------------
    James E. Flynn, Managing Member


DEERFIELD INTERNATIONAL LIMITED

By: Deerfield Management Company

By: Flynn Management LLC,
    General Partner

By: /s/ James E. Flynn
    -------------------------------------
    James E. Flynn, Managing Member


DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By: Deerfield Management Company

By: Flynn Management LLC,
    General Partner

By: /s/ James E. Flynn
    -------------------------------------
    James E. Flynn, Managing Member


JAMES E. FLYNN

/s/ James E. Flynn
-----------------------------------------

                                    Exhibit B

      Due to the relationships between them, the reporting persons hereunder may be deemed to constitute a "group" with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

                                    Exhibit C

                                POWER OF ATTORNEY

      Know all by these presents, each of the undersigned hereby constitutes and appoints Darren Levine, signing singly, the undersigned's true and lawful attorney-in-fact to:

(1) execute for and on behalf of the undersigned (i) Forms 3, 4 and 5 (and all amendments thereto) in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules thereunder and (ii) reports on
Schedule 13G (and all amendments thereto) in accordance with Section 13 of the Exchange Act and the rules thereunder, in each case with respect to the beneficial ownership of securities by the undersigned;

(2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 4 or 5 of
Schedule 13G, complete and execute any amendment or amendments thereto, and file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

      The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13 or Section 16 of the Exchange Act.

      This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, each the undersigned has caused this Power of Attorney to be executed as of this 24th day of January, 2007.

DEERFIELD CAPITAL, L.P.

By: J.E. Flynn Capital LLC,
    General Partner

By: /s/ James E. Flynn
    -----------------------------------
    James E. Flynn, Managing Member


DEERFIELD PARTNERS, L.P.

By: Deerfield Capital, L.P.

By: J.E. Flynn Capital LLC,
    General Partner

By: /s/ James E. Flynn
    -----------------------------------
    James E. Flynn, Managing Member


DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By: Deerfield Capital, L.P.

By: J.E. Flynn Capital LLC,
    General Partner

By: /s/ James E. Flynn
    -----------------------------------
    James E. Flynn, Managing Member


DEERFIELD MANAGEMENT COMPANY

By: Flynn Management LLC,
    General Partner

By: /s/ James E. Flynn
    -----------------------------------
    James E. Flynn, Managing Member


DEERFIELD INTERNATIONAL LIMITED

By: Deerfield Management Company

By: Flynn Management LLC,
    General Partner

By: /s/ James E. Flynn
    -----------------------------------
    James E. Flynn, Managing Member


DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By: Deerfield Management Company

By: Flynn Management LLC,
    General Partner

By: /s/ James E. Flynn
    -----------------------------------
    James E. Flynn, Managing Member


JAMES E. FLYNN

/s/ James E. Flynn
-----------------------------------